Exhibit 99.5

                                POWER OF ATTORNEY
                               FOR CERTAIN FILINGS
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


I, David E. Shaw, hereby make, constitute, and appoint each of:


     Anne Dinning,

     Rochelle Elias,

     Julius Gaudio,

     John Liftin,

     Louis Salkind,

     Stuart Steckler,

     Maximilian Stone, and

     Eric Wepsic,

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity as President of D. E. Shaw & Co. II, Inc. (acting for itself or as the general partner of D. E. Shaw & Co., L. P. and general partner, managing member, or manager of other entities, any of which in turn may be acting for itself or other entities) all documents, certificates, instruments, statements, other filings, and amendments to the foregoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, and 13F and Schedules 13D and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing, or filing any such documents to or with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution, delivery, furnishing, and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof and replaces the power granted on February 24, 2004, which is hereby cancelled.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: October 24, 2007

DAVID E. SHAW, as President of
D. E. Shaw & Co. II, Inc.
/s/ David E. Shaw
New York, New York